QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of September 19, 2002

by and between

FIRST COMMUNITY BANCORP

and

BANK OF CORONADO

TABLE OF CONTENTS

RECITALS

ARTICLE I

CERTAIN DEFINITIONS

1.01.	Certain Definitions	1
ARTICLE II THE MERGER
2.01.	The Merger	6
2.02.	Effective Date and Effective Time	6
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
3.01.	Effect on Capital Stock	7
3.02.	Rights as Shareholders; Stock Transfers	7
3.03.	Exchange Procedures	7
3.04.	Company Stock Options	8
3.05.	Anti-Dilution Provisions	8
3.06.	Dissenters' Rights	9
ARTICLE IV ACTIONS PENDING ACQUISITION
4.01.	Forbearances of the Company	9
4.02.	Forbearances of Parent	11
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01.	Disclosure Schedules	12
5.02.	Standard	12
5.03.	Representations and Warranties of the Company	12
5.04.	Representations and Warranties of Parent	20
ARTICLE VI COVENANTS
6.01.	Reasonable Best Efforts	23
6.02.	Shareholder Approval	23
6.03.	Proxy Statement	23
6.04.	Press Releases	23
6.05.	Access; Information	23
6.06.	Acquisition Proposals	24
6.07.	Certain Policies	25
6.08.	Regulatory Applications	25
6.09.	Indemnification	26
6.10.	Benefit Plans	27
6.11.	Non-Competition Agreements; Non-Solicitation Agreements	27
6.12.	Notification of Certain Matters	27
6.13.	Covenant Relating to the Tax Status of the Agreement	27
6.14.	Human Resources Issues	27

i

6.15.	Assistance with Third-Party Agreements	28
6.16.	Shareholder Agreements	28
6.17.	Additional Agreements	28
6.18.	Pre-Closing Adjustments
6.19.	Company Stock Options	29
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
7.01.	Conditions to Each Party's Obligation to Effect the Merger	29
7.02.	Conditions to Obligation of the Company	30
7.03.	Conditions to Obligation of Parent and Merger Subsidiary	30
ARTICLE VIII TERMINATION
8.01.	Termination	32
8.02.	Effect of Termination and Abandonment	33
ARTICLE IX MISCELLANEOUS
9.01.	Survival	35
9.02.	Waiver; Amendment	35
9.03.	Counterparts	35
9.04.	Governing Law, Jurisdiction and Venue	35
9.05.	Expenses	35
9.06.	Notices	35
9.07.	Entire Understanding; No Third Party Beneficiaries	36
9.08.	Effect	36
9.09.	Severability	36
9.10.	Enforcement of the Agreement	37
9.11.	Interpretation	37

EXHIBIT A	Form of Shareholder Agreement
EXHIBIT B	Form of Non-Competition Agreement
EXHIBIT C	Form of Non-Solicitation Agreement

Disclosure Schedules

ii

        AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2002 (this "Agreement"), by and between Bank of Coronado, a California state-chartered bank (the "Company") and First Community Bancorp, a California corporation ("Parent").

RECITALS

        A.    The Company.    The Company is a California state-chartered bank having its principal place of business in Coronado, California.

        B.    Parent.    Parent is a California corporation, having its principal place of business in Rancho Santa Fe, California.

        C.    Merger Subsidiary.    Upon execution of this Agreement, Parent shall form, or shall cause one of its wholly owned subsidiaries to form, a merger subsidiary ("Merger Subsidiary"), all of the outstanding capital stock of which shall be owned by Parent or Parent's wholly owned subsidiary, as the case may be.

        D.    Intentions of the Parties.    It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a purchase of all of the stock of the Company by Parent for U.S. federal income tax purposes and that for such purposes the transitory existence of Merger Subsidiary be ignored.

        E.    Board Action.    The respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

        F.    Shareholder Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto (collectively, the "Shareholder Agreements"), pursuant to which each Shareholder has agreed, among other things, to vote its shares in favor of the principal terms of the Merger.

        G.    Non-Competition Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each director of the Company other than William McLaurin is entering into a non-competition agreement with Parent, in the form of Exhibit B hereto (collectively, the "Non-Competition Agreements").

        H.    Non-Solicitation Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each of William McLaurin and Mary Hays is entering into a non-solicitation agreement with Parent, in the form of Exhibit C hereto (collectively, the "Non-Solicitation Agreements").

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01.    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.06.

        "Adjusted Shareholders' Equity" has the meaning set forth in Section 7.03(e).

        "Advisors" has the meaning set forth in Section 7.03(k).

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "Agreement of Merger" has the meaning set forth in Section 2.01(b).

        "ALL" has the meaning set forth in Section 5.03(t).

        "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

        "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "California Secretary" means the California Secretary of State.

        "Certificate" has the meaning set forth in Section 3.01(a).

        "CGCL" means the California General Corporation Law.

        "Closing" has the meaning set forth in Section 6.18.

        "Closing Financial Statements" has the meaning set forth in Section 7.03(h).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commissioner" means the California Commissioner of Financial Institutions.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Company Articles" means the Articles of Incorporation of the Company, as amended.

        "Company Board" means the Board of Directors of the Company.

        "Company Bylaws" means the Bylaws of the Company.

        "Company Common Stock" means the common stock, no par value per share, of the Company.

        "Company Loan Property" has the meaning set forth in Section 5.03(o).

        "Company Meeting" has the meaning set forth in Section 6.02.

        "Company Stock Option Plans" means Bank of Coronado 1996 Nonqualified Stock Option Plan (Directors) and Bank of Coronado 1996 Incentive Stock Option and Nonqualified Stock Option Plan (Employees).

        "Company Stock Options" means the options to acquire Company Common Stock issued under the Company's Stock Option Plans.

        "Costs" has the meaning set forth in Section 6.09(a).

        "Department of Financial Institutions" means the California Department of Financial Institutions.

        "Derivatives Contract" has the meaning set forth in Section 5.03(q).

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenters' Shares" has the meaning set forth in Section 3.01(d).

        "Dissenting Shareholder" means any holder of Dissenters' Shares.

        "Effective Date" has the meaning set forth in Section 2.02.

        "Effective Time" has the meaning set forth in Section 2.02.

        "Employees" has the meaning set forth in Section 5.03(m).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Fund" has the meaning set forth in Section 3.03(a).

        "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Act" means the Federal Reserve Act, as amended.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles.

        "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

        "Indemnified Party" has the meaning set forth in Section 6.09(a).

        "Insurance Amount" has the meaning set forth in Section 6.09(b).

        "Insurance Policies" has the meaning set forth in Section 5.03(s).

        "Knowledge" of the Company or Parent, as the case may be, means to the actual knowledge after reasonable investigation of any director or any officer with the title of Vice President or above of the Company or Parent, as the case may be, or of any employee of Company or Parent, as the case may be, with primary responsibility for the subject matter as to which Knowledge is at issue.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance or any other encumbrance or exception to title of any kind.

        "Material Adverse Effect" means, with respect to Parent or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company, as the case may be, or (ii) would materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally and (d) changes agreed to in writing by Parent and the Company.

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" has the meaning set forth in Section 2.01(a).

        "Merger Subsidiary" has the meaning set forth in the recitals to this Agreement.

        "Merger Subsidiary Common Stock" means the common stock, par value per share to be determined, of Merger Subsidiary.

        "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market System.

        "National Bank Act" means the National Bank Act, as amended.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Non-Competition Agreements" has the meaning set forth in the recitals to this Agreement.

        "Non-Solicitation Agreements" has the meaning set forth in the recitals to this Agreement.

        "OCC" means the Office of the Comptroller of the Currency.

        "Offer Price" has the meaning set forth in Section 3.01(a).

        "Parent" has the meaning set forth in the preamble to this Agreement.

        "Parent Board" means the Board of Directors of Parent.

        "Parent Common Stock" means the common stock, no par value per share, of Parent.

        "Parent Preferred Stock" means the preferred stock, no par value per share, of Parent.

        "Parent Stock" means, collectively, Parent Common Stock and Parent Preferred Stock.

        "Parent Subsidiaries" means First National Bank and Pacific Western National Bank.

        "Paying Agent" has the meaning set forth in Section 3.03(a).

        "Pension Plan" has the meaning set forth in Section 5.03(m).

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Regulatory Authorities" has the meaning set forth in Section 5.03(i).

        "Regulatory Filings" has the meaning set forth in Section 5.03(g).

        "Rights" means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "SEC Documents" has the meaning set forth in Section 5.04(g).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Shareholder" means each of Philip R. Akre, Ronald L. Beaubien, Mary Kay Forsyth, John R. Lewis, William R. McLaurin and Lester B. Snyder.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Shareholders' Equity Measuring Date" has the meaning set forth in Section 7.03(e).

        "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.06.

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments, levies or charges of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority having jurisdiction over the Company on or before the Effective Date with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained by the Company in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Treasury Shares" has the meaning set forth in Section 3.01(e).

        "USA Patriot Act" means the USA Patriot Act (Pub. L. No. 107-56).

ARTICLE II

THE MERGER

        2.01.    The Merger.    (a)    The Combination.    At the Effective Time, Merger Subsidiary shall merge with and into the Company (the "Merger"), the separate corporate existence of Merger Subsidiary shall cease and the Company shall survive and continue to exist as a California state-chartered bank (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Bank"). Immediately after the Merger, the Surviving Bank will be combined with and into one of the Parent Subsidiaries. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company's shareholders have approved this Agreement), change the method of effecting the combination of Merger Subsidiary with the Company (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge Merger Subsidiary with and into the Company, but rather merge any of the Parent Subsidiaries with and into the Company if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration"),(ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

          (b)    Filings.    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the Effective Date (as defined below). An agreement of merger (the "Agreement of Merger"), in a form acceptable to the Commissioner and the California Secretary, shall be filed with the Commissioner. After the Commissioner's approval of the agreement and the endorsement of such approval thereon, the Agreement of Merger shall be filed with the California Secretary, and certified by the California Secretary, and as certified, filed with the Commissioner pending the occurrence of the Effective Date.

          (c)    Articles of Incorporation and Bylaws.    The articles of incorporation and Bylaws of the Surviving Bank immediately after the Effective Time shall be those of the Company as in effect immediately prior to the Effective Time.

          (d)    Directors and Officers of the Surviving Bank.    The directors and officers of the Surviving Bank immediately after the Effective Time shall be the directors and officers of Merger Subsidiary immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

          (e)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in § 1107 of the CGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Subsidiary shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        2.02.    Effective Date and Effective Time.    Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01 to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) on such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filing or filings or on such date as may be specified therein in accordance with California Department of Financial Institution regulations.

The date of such filing or such later effective date of such filing is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing if other than the time of filing.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

        3.01.    Effect on Capital Stock.    Subject to the provisions of this Article III, at the Effective Time of the Merger, as a result of the Merger and without any action on the part of the holders of shares of Company Common Stock:

          (a)    Outstanding Company Common Stock.    Each share of Company Common Stock, excluding Treasury Shares and Dissenters' Shares, as defined below, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive from the Surviving Bank $14.15 in cash, without interest (the "Offer Price"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b)    Outstanding Merger Subsidiary Stock.    Each share of Merger Subsidiary Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into one duly and validly issued, fully paid and nonassessable share of the Surviving Bank.

          (c)    Outstanding Parent Stock.    Each share of Parent Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Stock and shall not be affected by the Merger.

          (d)    Dissenter's Shares.    All shares of Company Common Stock that are "dissenting shares" within the meaning of Chapter 13 of the CGCL ("Dissenters' Shares") shall not be converted into or represent a right to receive cash hereunder unless and until such shares have lost their status as dissenting shares under Chapter 13 of the CGCL, at which time such shares shall be converted into cash.

          (e)    Cancellation of Certain Shares.    Any shares of Company Common Stock held directly or indirectly by Parent (or any of its Subsidiaries) or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall be cancelled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

        3.02.    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Bank of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

        3.03.    Exchange Procedures.    (a)    Paying Agent.    At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare Investor Services (the "Paying Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article III, funds in amounts (the "Exchange Fund") for the payment of the Merger Consideration pursuant to Section 3.01(a) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

          (b)    Exchange of Certificates for Cash.    fm]After the Effective Date, Parent shall send or cause to be sent, as promptly as practicable and in no event later than five Business Days after the Effective Date, to each former holder of record of shares of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Certificates for the consideration set forth in this Article III. Upon delivery to the Paying Agent of Certificates representing such shares of Company Common Stock (or indemnity reasonably satisfactory to Parent and the Paying Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder, Parent shall cause the amount of cash into which the shares formerly represented by such Certificates shall have been converted pursuant to this Article III, which such Person shall be entitled to receive, to be delivered to such shareholder and the Certificates so delivered shall forthwith be cancelled. The Paying Agent shall process materials received and issue the Merger Consideration within three Business Days of the receipt of such materials. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so delivered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest will be paid on any such cash which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

          (c)    No Liability.    fm]Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d)    Unclaimed Funds.    fm]Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the cash deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (e)    Withholding Rights.    fm]Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent.

        3.04.    Company Stock Options.    Each Company Stock Option, whether vested or unvested immediately prior to the Effective Time, shall be cancelled at the Effective Time and only entitle the holder thereof, as soon as reasonably practicable but in no event later than fifteen Business Days after the Effective Time, to receive cash in an amount, without interest, equal to (i)(a) the number of shares of Company Common Stock subject to the Company Stock Option multiplied by (b) the Offer Price less (ii) the aggregate exercise price of all shares subject to the option and (iii) less any applicable taxes withheld.

        3.05.    Anti-Dilution Provisions.    In the event the Company changes (or establishes a record date for changing) the number of shares of Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Company Common Stock and the record date therefor shall be prior to the Effective Date, the Offer Price shall be proportionately adjusted.

        3.06.    Dissenters' Rights.    Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder's shares of Company Common Stock as provided in § 1300 of the CGCL shall not be entitled to Merger Consideration in respect thereof provided for under Section 3.01 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by § 1300 of the CGCL with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of Company Common Stock held by such Dissenting Shareholder shall be converted into the right to receive the Merger Consideration.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01.    Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not:

          (a)    Ordinary Course.    Conduct the business of the Company other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, Parent, Merger Subsidiary or any Subsidiaries of Parent to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on the Company.

          (b)    Capital Stock.    Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to (i) above or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c)    Dividends; Etc.    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d)    Compensation; Employment Agreements; Etc.    Enter into, renew, make any new grants of awards under or amend or otherwise modify any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Disclosure Schedule, (iv) for grants of awards to newly hired employees consistent with past practice or (v) actions required under the terms of this Agreement.

          (e)    Hiring.    Hire any person as an employee of the Company or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

          (f)    Benefit Plans.    Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(f) of the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g)    Dispositions.    Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to the Company.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

          (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

          (j)    Governing Documents.    Amend the Company Articles or Company Bylaws.

          (k)    Accounting Methods.    Implement or adopt any change in the Company's accounting principles, practices or methods, other than as may be required by GAAP or this Agreement.

          (l)    Contracts.    Enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

          (m)    Claims.    Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount, individually or for all such settlements, that exceeds $50,000 and/or would impose any material restriction on the business of Company or the Surviving Bank or create precedent for claims that are reasonably likely to be material to the Company.

          (n)    Adverse Actions.    Knowingly take any action that is intended or is reasonably likely to result in (i) any of the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

          (o)    Risk Management.    Except as required by applicable law or regulation or the Federal Reserve Board, the OCC, the FDIC or the Department of Financial Institutions, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow the Company's existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in the Company's aggregate exposure to interest rate risk.

          (p)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

          (q)    Loans.    Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $200,000 without submitting complete loan package information to the chief credit officer of Parent for review with a right of comment at least two full Business Days prior to taking such action.

          (r)    Investments.    (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of five years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within five Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

          (s)    Taxes.    Settle any material audit, make or change any material tax election, file any amended Tax Return, take any action which would have a Material Adverse Effect on the tax position of the Company or its successor after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

          (t)    Commitments.    Agree or commit to do any of the foregoing.

        4.02.    Forbearances of Parent.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause Merger Subsidiary and each of Parent's Subsidiaries not to:

          (a)    Ordinary Course.    Take any action reasonably likely to have an adverse effect on Parent's ability to perform any of its material obligations under this Agreement.

          (b)    Adverse Actions.    Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

          (c)    Commitments.    Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01.    Disclosure Schedules.    At least three Business Days prior to the date hereof, the Company shall have delivered to Parent a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV.

        5.02.    Standard.    No representation or warranty of the Company or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless (a) such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04(a) through (h), has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty or (b) such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.04(i) and (j), has had or is reasonably likely to have a Material Adverse Effect on Parent only with respect to clause (ii) of the definition of "Material Adverse Effect".

        5.03.    Representations and Warranties of the Company.    Subject to Sections 5.01 and 5.02 and except as set forth in the corresponding sections or subsections of the Disclosure Schedule, the Company hereby represents and warrants to Parent and to Merger Subsidiary:

          (a)    Organization, Standing and Authority.    The Company is a California state-chartered bank and is duly licensed by the Commissioner as a commercial bank, is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. The Company is duly qualified to do business and is in good standing in the State of California. The Company is not required to be qualified in any other jurisdictions.

          (b)    Company Capital Stock.    As of the date hereof, the authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which 806,255 shares are issued and outstanding. No more than 61,000 shares of Company Common Stock are issuable upon the exercise of Company Stock Options or other Rights. As of the date hereof, no shares of the Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Section 5.03(b) of the Disclosure Schedule sets forth for each Company Stock Option and each other Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code if such Right is a Company Stock Option, the number of shares of Company Common Stock subject to such Right, the number and type of shares subject to such Rights that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

          (c)    Subsidiaries.    (i) The Company has no subsidiaries.

            (ii)  The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

          (d)    Corporate Power.    The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Corporate Authority.    As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company's Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) resolved that such matter be submitted for consideration by its shareholders at a meeting of such shareholders and that such matter be recommended for approval at such meeting. The Company has duly executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of Hoefer & Arnett to the effect that as of the date hereof the Offer Price is fair to the holders of Company Common Stock from a financial point of view.

          (f)    Regulatory Approvals; No Violations.    (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC, the California Secretary, the Commissioner and any other Regulatory Authority, as may be required, (B) filings with the SEC and state securities authorities, if any, (C) the approval of the principal terms of the Merger contemplated by this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock, (D) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL and (E) the consents set forth in Schedule 5.03(k) of the Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

            (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or Bylaws (or similar governing documents) of the Company or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports; Undisclosed Liabilities.    (i) The balance sheet of the Company as of December 31, 2001 and December 31, 2000, and the related statements of income, cash flow and changes in financial position of the Company for the three years then ended, audited by Vavrinek, Trine, Day & Co., LLP, fairly present the financial position of the Company as of such dates and the results of the operations of the Company for the periods then ended, in accordance with GAAP consistently applied. The call report of the Company as of December 31, 2001 and for the twelve months then ended, fairly present, subject to recurring year-end audit adjustments normal in nature and amount, the financial position of the Company as of such date and the results of the operations of the Company for the period then ended in accordance with GAAP consistently applied. The books and records of the Company have been, and are being, maintained in accordance with GAAP, or to the extent inconsistent with GAAP, the laws, rules and regulations of the applicable Regulatory Agency which compel the maintenance of such books and records, and any other applicable legal and accounting requirements.

            (ii)  The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (A) the FDIC and the Commissioner and (B) any other Regulatory Authority (collectively, the "Regulatory Filings"), and all other material report and statements required to be filed by it since December 31, 2000, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the FDIC, the Commissioner, or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

            (iii)  Since December 31, 2001, the Company has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to negotiations with potential acquiring parties and expenses related to this Agreement and the transactions contemplated hereby).

            (iv)  Since December 31, 2001, except as set forth in Schedule 4.01(a) to the Disclosure Schedule, (A) the Company has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company.

            (v)  The Company has no securities that are registered under the Securities Exchange Act of 1934.

          (h)    Litigation.    Except as set forth on Section 5.03(h) of the Disclosure Schedule, no litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending against the Company and, to the Company's Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

          (i)    Regulatory Matters.    (i) Neither the Company nor any of its properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Commissioner, the OCC, the Federal Reserve Board

  and the FDIC) or the supervision or regulation of it (collectively, the "Regulatory Authorities"). The Company has paid all assessments made or imposed by any Regulatory Authority.

            (ii)  The Company has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)    Compliance With Laws.    The Company:

            (i)    is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices;

            (ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that the Company is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's Knowledge, do any grounds for any of the foregoing exist).

          (k)    Material Contracts; Defaults.    Except as set forth in Schedule 5.03(k) of the Disclosure Schedule, the Company is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company. The Company is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company is currently outstanding. Schedule 5.03(k) of the Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party as a result of the transaction contemplated hereby.

          (l)    No Brokers.    No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except as set forth in Schedule 5.03(l) to the Disclosure Schedule.

          (m)    Employee Benefit Plans.

            (i)    All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights and stock based, incentive and bonus plans (the "Benefit Plans"), are set forth in Schedule 5.03(m) of the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

            (ii)  All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefit Plans. The Company has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

            (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, or single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither the Company nor any ERISA Affiliate maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA.

            (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. The Company has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (v)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

            (vi)  The Company does not have any obligations for retiree health and life benefits under any Benefit Plan. The Company may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

            (vii) Except as set forth in Schedule 5.03(m) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Notwithstanding anything set forth in Schedule 5.03(m) of the Disclosure Schedule, no payment made hereunder by the Company or agreed to be made by Parent on behalf of the Company or pursuant to this transaction shall constitute a "parachute payment" as described in Section 280G of the Code.

          (n)    Labor Matters.    The Company is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o)    Environmental Matters.    (i) The Company has complied at all times with applicable Environmental Laws; (ii) except as set forth in Section 5.03(o)(ii) of the Disclosure Schedule, no real property (including buildings or other structures) currently or formerly owned or operated by the Company, or any property in which the Company has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) the Company could not be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) the Company is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, and any currently or formerly owned or operated property or any Company Loan Property.

          As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or has in the past been the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)    Tax Matters.    (i) (A) The Company (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that the Company is obligated to have withheld; (III) in the case of any Tax Return required to be retained by the Company prior to the Effective Date in respect of any information reporting or other tax requirements, has retained properly completed Tax Returns in the Company's files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transaction completed for, customers, (B) except as set forth in Schedule 5.03(p) to the Disclosure Schedule, the Tax Returns referred to in clause (i)(A) have been examined by the Internal Revenue Service or the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (C) except as set forth in Schedule 5.03(p) to the Disclosure Schedule, all deficiencies asserted or assessments made as a result of such examinations have been paid in full or otherwise finally resolved, (D) except as set forth in Schedule 5.03(p) of the Disclosure Schedule, no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i)(A) are currently pending, (E) except as set forth in Schedule 5.03(p) of the Disclosure Schedule, the Company has not waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (F) except as set forth in Schedule 5.03(p) of the Disclosure Schedule, to the Company's Knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or tax matters, and (G) as of the date hereof, the Company has made available to Parent true and correct copies of all material income, franchise, capital and similar Tax Returns filed by the Company for all taxable years or periods for which the relevant statute of limitations has not expired.

            (ii)  There are no Liens on any of the Company's assets that arose in connection with any failure (or alleged failure) to pay any Tax.

            (iii)  Except as set forth in Schedule 5.03(p) of the Disclosure Schedule, the Company will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

            (iv)  The Company or any predecessor to the Company has not made with respect to the Company or any predecessor of the Company any consent under Section 341 of the Code.

            (v)  The Company does not have any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

            (vi)  Except as set forth in Schedule 5.03(p) to the Disclosure Schedule, the Company is not a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated consolidated, unitary or combined Tax group filing consolidated or combined Tax Returns or otherwise has any liability for the Taxes of any Person (other than the Company). The Company does not have any liability for Taxes as a result of being a member of a consolidated group with its former holding company, Crown Bancorp, for the 1983 through 1993 tax years.

            (vii) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company.

            (viii)(A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

          (q)    Risk Management Instruments.    The Company is not a party nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") and does not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r)    Books and Records.    The books and records of the Company have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company.

          (s)    Insurance.    Schedule 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by the Company ("Insurance Policies"). The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (t)    Allowance For Loan Losses.    The Company's allowance for loan losses ("ALL") is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable

  Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (u)    Transactions With Affiliates.    The Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

          (v)    Real Property.

            (i)    The Company does not own any real property or premises on the date hereof in whole or in part. Schedule 5.03(v) to the Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company and together with a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

            (ii)  Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the Knowledge of the Company.

          (w)    Title.    The Company has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company's call report dated as of and for the year ended December 31, 2001 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

        5.04.    Representations and Warranties of Parent.    Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

          (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b)    Parent Stock.    As of the date hereof, the authorized capital stock of Parent consists solely of 30,000,000 shares of Parent Common Stock, of which no more than 15,213,008 shares are outstanding as of the date hereof, and 5,000,000 shares of Parent Preferred Stock, of which no shares are outstanding as of the date hereof.

          (c)    Subsidiaries.    Each of the Parent Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of the Parent Subsidiaries. Each of the Parent Subsidiaries is duly licensed by the OCC, and each of their deposits are insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.

          (d)    Corporate Power.    Parent and each of the Parent Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Parent has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.

          (e)    Corporate Authority.    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Violations.

            (i)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the OCC, the California Secretary and the Commissioner, as may be required, (B) filings with the SEC and state securities authorities, if any, and (C) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL. As of the date hereof, Parent is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

            (ii)  Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and SEC Documents; Material Adverse Effect.

            (i)    Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2001 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

            (ii)  Since December 31, 2001, Parent and the Parent Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent or its Subsidiaries.

          (h)    No Brokers.    Except for a fee paid to Castle Creek Capital LLC, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

          (i)    Litigation.    No litigation, claim or other proceeding before any court or Governmental Authority is pending against Parent or any of its Parent Subsidiaries and, to Parent's Knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

          (j)    Regulatory Matters.

            (i)    Neither Parent nor any of Parent's property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Parent has paid all assessments made or imposed by any Regulatory Authority.

            (ii)  Parent has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

ARTICLE VI

COVENANTS

        6.01.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02.    Shareholder Approval.    The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by the Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"), within 45 calendar days after delivery of the Proxy Statement as defined in Section 6.03. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.06 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

        6.03.    Proxy Statement.    (a) After the Merger Agreement is executed, the Company shall as soon as practicable mail at its expense a proxy statement (the "Proxy Statement") to its shareholders.

          (b)  The Company agrees that the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to shareholders and at the time of the Company Meeting not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

        6.04.    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

        6.05.    Access; Information.    (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

          (b)  Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent and Parent's representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way adversely impact Parent after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

          (c)  The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

          (d)  Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

          (e)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated (i) each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same and (ii) for one year after such termination, neither the Company on the one hand, nor Parent or Merger Subsidiary on the other, shall solicit the services of any employee of such other party for purposes of engaging them as an employee, agent, consultant or independent contractor of such soliciting party, provided, however, that no party will be barred from retaining the services, in any capacity, of any current employee of the other party in the event such employee approaches such party with the intent of securing employment with such party. Notwithstanding the foregoing, nothing herein shall prevent the parties hereto from any general advertising or recruitment activities not directed specifically at the employees of the other party hereto. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

        6.06.    Acquisition Proposals.    The Company agrees that its officers or directors shall not, and that it shall direct and use its best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities, of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) discussing the transactions contemplated by this Agreement; (C) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (D) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (E) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (C), (D) or (E) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

        6.07.    Certain Policies.    Prior to the Effective Date, the Company shall, consistent with GAAP, the rules and regulations of the OCC and applicable banking laws and regulations (which shall govern in the event of any inconsistency with the rules and regulations of the OCC), modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable law, rule or regulation or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not by itself be deemed to imply any misstatement of previously furnished financial statements or information.

        6.08.    Regulatory Applications.    (a) Each of Parent, its Subsidiaries and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the consolidation of any Company branches with Merger Subsidiary branches or branches of any other Subsidiary of Parent or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary); and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 days after the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (in the case of Parent), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties to any third party or Governmental Authority.

        6.09.    Indemnification.    (a) Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the CGCL, the Company Articles and the Company Bylaws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under the CGCL, the Company Articles and the Company Bylaws shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party.

          (b)  For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than $72,000 (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.09(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

          (c)  Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.09(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

          (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.09.

        6.10.    Benefit Plans.    (a) From and after the Effective Time, Parent shall provide former employees of the Company who remain as employees of Parent or any of its Subsidiaries with employee benefit plans, including severance policies, no less favorable in the aggregate than those provided to similarly situated employees of Parent or its Subsidiaries, as the case may be. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

          (b)  If employees of the Company become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

        6.11.    Non-Competition Agreements; Non-Solicitation Agreements.    Each director of the Company other than William McLaurin shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a non-competition agreement substantially in the form of Exhibit B hereto. Each of William McLaurin and Mary Hays shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a non-solicitation agreement substantially in the form of Exhibit C hereto.

        6.12.    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.13.    Covenant Relating to the Tax Status of the Agreement.    Parent and the Company intend the Agreement to qualify as a stock purchase for all U.S. federal income tax purposes. Each party will (and Parent will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; (ii) refrain from taking any action (including making any election under Section 338 of the Code) that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all purposes that the Agreement so qualifies.

        6.14.    Human Resources Issues.    The Company will consult in good faith with Parent regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company and will include a Parent representative in any such presentation or any formal meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. The Company agrees to work in good faith with Parent to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of the Company and its relationships with its employees and to facilitate the transition of such relationships to Parent or its Subsidiaries, as the case may be.

        6.15.    Assistance with Third-Party Agreements.    (a) The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of the Company's leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent's timetable at or after the Effective Time of the Merger. The Company shall cooperate with Parent in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.

          (b)  Without limiting Section 6.15(a), the Company shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to Parent's production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests on or after the Effective Time of the Merger. Among other things, the Company shall:

            (i)    cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

            (ii)  use their commercially reasonable efforts to have the Company's outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

            (iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

            (iv)  provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

            (v)  to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.

            (vi)  Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company,

        6.16.    Shareholder Agreements.    Each Shareholder, as a shareholder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement a shareholder agreement (each, a "Shareholder Agreement") substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company Meeting and to certain representations and covenants.

        6.17.    Additional Agreements.    In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

        6.18.    Pre-Closing Adjustments.    At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company (including its review of the information provided to it pursuant to Sections 6.05 and 6.12) or in order to implement its plans following the closing of the transactions contemplated by this Agreement (the "Closing") or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        6.19.    Company Stock Options.    The Company shall take such actions as may be necessary such that immediately prior to the Effective Time, each Company Stock Option that is exercisable immediately prior to the Effective Time, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive the consideration set forth in Section 3.04. At the Effective Time, each option to purchase a share of Company Common Stock whether or not vested shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Approvals.    The principal terms of the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

        7.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent.    Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c)    Fairness Opinion.    The Company shall have received the written opinion of Hoefer & Arnett to the effect that, as of the date of the mailing of the Proxy Statement to the shareholders of the Company in connection with the Company Meeting, the Offer Price is fair to the holders of Company Common Stock from a financial point of view.

        7.03.    Conditions to Obligation of Parent and Merger Subsidiary.    The obligation of Parent and Merger Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by Parent and Merger Subsidiary prior to the Effective Time of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b)    Updated Disclosure Schedule.    The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03.

          (c)    Performance of Obligations of Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent and Merger Subsidiary shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (d)    Performance of Obligations of the Shareholders.    Parent shall have received Shareholder's Agreements executed and delivered by each Shareholder of the Company as contemplated by Section 6.16, each of which shall remain in full force and effect. The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements.

          (e)    Shareholders' Equity and Reserves.    As of the last business day of the month immediately preceding the Effective Time (the "Shareholders' Equity Measuring Date"), (i) the Adjusted Shareholders' Equity of the Company shall not be less than $6,100,000 and (ii) the Company's ALL shall not be less than $590,000, in each case as determined in accordance with GAAP. For purposes of this Section 7.03(e), "Adjusted Shareholders' Equity" means the equity of the Company as set forth on the Closing Financial Statements (as defined in Section 7.03(g) below), excluding any gains or losses on or changes in fair market value of securities of the Company from such calculation, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.07 and 6.18 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable rule or regulation of any Regulatory Authority, (x) all fees, expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company for services rendered solely in connection with the transaction contemplated by this Agreement and paid or accrued by the Company and (y) the aggregate amount paid by the Company, if any, in order to satisfy its obligation to take all action as may be necessary to cancel the Company Stock Options pursuant to Section 6.19.

          (f)    Opinion of Parent's Counsel.    Parent shall have received the opinion of Sullivan & Cromwell or other reasonably acceptable tax counsel, as counsel to Parent, dated the Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger will be treated for federal income tax purposes as a qualified stock purchase. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent, Merger Subsidiary and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by the Company that this opinion is only addressed to, and solely for the benefit of, Parent.

          (g)    No Litigation.    No litigation or proceeding shall be pending against the Company brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

          (h)    Closing Financial Statements.    At least four Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company's financial statements presenting the financial condition of the Company as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company's results of operations for the period January 1, 2002 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company's Chief Financial Officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Parent in all material respects.

          (i)    Non-Competition Agreements; Non-Solicitation Agreements.    Parent shall have received a Non-Competition Agreement executed and delivered by each director of the Company, other than William McLaurin, and a Non-Solicitation Agreement executed and delivered by each of William McLaurin and Mary Hays, as contemplated by Section 6.11, each of which shall remain in full force and effect.

          (j)    Consents.    The Company shall have obtained each of the consents listed in Schedule 5.03(k) of the Disclosure Schedule and any consents of the type required to be identified in Schedule 5.03(k) of the Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

          (k)    Transaction Expenses.    The Company shall exercise its commercially reasonable efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents (collectively, "Advisors") for the Company shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Merger, the Company shall use its best efforts to (i) cause such Advisors to have submitted their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses; and (ii) accrue and pay the amount of such fees and expenses as calculated above, after Parent has been given an opportunity to review all such bills and calculation of such fees and expenses; and (iii) the amount of such fees and expenses, shall be reasonable and shall in no event exceed $250,000 in the aggregate (exclusive of the reasonable out-of-pocket expenses of such Advisors). Parent shall not be liable for any such fees and expenses.

          (l)    Directors' Resignations.    Parent shall have received the written resignation of each director of the Company (in such director's capacity as a director of the Company), effective as of the Effective Time.

ARTICLE VIII

TERMINATION

        8.01.    Termination.    This Agreement may be terminated, and the Merger may be abandoned:

          (a)    Mutual Consent.    At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b)    Breach.    At any time prior to the Effective Time, by Parent or the Company if the respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or Merger Subsidiary or by the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by Parent or Merger

  Subsidiary or by the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Parent, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

          (c)    Delay.    At any time prior to the Effective Time, by Parent or the Company if the respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c), (ii) Merger Subsidiary (if Parent is the party seeking to terminate) or (iii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

          (d)    No Approval.    By the Company or Parent, if the respective Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

          (e)    Acquisition Proposal.    By Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.06 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 15 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 15 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier.

          (f)    Superior Proposal.    By the Company, if it has received a Superior Proposal as defined in Section 6.06 and the Company Board has determined to recommend such Superior Proposal to the shareholders of the Company.

          (g)    Failure to Recommend.    At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.06 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

        8.02.    Effect of Termination and Abandonment.    (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsections (b) and (c) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any material breach of any covenant, agreement, representation or warranty of this Agreement, except as provided in subsections (b) and (c) below and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.

          (b)  If this Agreement is terminated by Parent pursuant to Section 8.01(e) or (g), or by the Company pursuant to Section 8.01(f), upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $480,000 (the "Termination Fee"). Such Termination Fee shall be the sole remedy available to Parent with respect to the breach of any covenant or agreement giving rise to such payment.

          (c)  If this Agreement is terminated by Company pursuant to Section 8.01(c) where Parent would not be entitled to terminate under subdivisions (i) or (ii) of that subsection, or by Parent pursuant to Section 8.01(c) where Company would not be entitled to terminate under subdivisions (i) or (iii) of that subsection, the non-terminating party shall pay to the terminating party the Termination Fee. Such Termination Fee shall be the sole remedy available to the party entitled to be paid the Termination Fee with respect to the breach of any covenant or agreement giving rise to such payment.

          (d)  Any Termination Fee that becomes payable to Parent or Company pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by Parent or Company, as the case may be, either if this Agreement is terminated by Parent or the Company and the termination meets the conditions set forth in Section 8.02 at or prior to such termination by Parent or the Company.

          (e)  The Company and Parent agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements the Company and Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the party owing the Termination Fee fails to pay the other party the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, the party owing the Termination Fee shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

ARTICLE IX

MISCELLANEOUS

        9.01.    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.09, 6.10 and 6.15 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(e), 8.02 and this Article IX which shall survive any such termination).

        9.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

        9.03.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

        9.04.    Governing Law, Jurisdiction and Venue.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

        9.05.    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

        9.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:
Bank of Coronado 1190 Orange Avenue Coronado, California 92118 Attention: William McLaurin Telephone: (619) 437-4293 Facsimile: (619) 437-8476
With a copy to:
Luce, Forward, Hamilton & Scripps, LLP 600 West Broadway, Suite 2600 San Diego, California 92101 Attention: Kurt L. Kicklighter Telephone: (619) 699-2526 Facsimile: (619) 645-5339
If to Parent or Merger Subsidiary to:
First Community Bancorp c/o Pacific Western National Bank 120 Wilshire Boulevard Santa Monica, California 90401 Attention: Matthew P. Wagner Telephone: (310) 458-1521 Facsimile: (310) 451-4555
With a copy to:
Sullivan & Cromwell 1888 Century Park East, Suite 2100 Los Angeles, California 90067-1725 Attention: Stanley F. Farrar Telephone: (310) 712-6600 Facsimile: (310) 712-8800

        9.07.    Entire Understanding; No Third Party Beneficiaries.    This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements and the Non-Competition Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Non-Competition Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08.    Effect.    No provision of this Agreement shall be construed to require the Company, Parent, Merger Subsidiary or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

        9.09.    Severability.    Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company, Parent or Merger Subsidiary, any term or provision of this

Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.10.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Dated as of September 19, 2002

FIRST COMMUNITY BANCORP
By:	/s/ MATTHEW P. WAGNER
	Name:	Matthew P. Wagner
	Title:	President and Chief Executive Officer
BANK OF CORONADO
By:	/s/ WILLIAM MCLAURIN
	Name:	William McLaurin
	Title:	President and Chief Executive Officer

QuickLinks

TABLE OF CONTENTS
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING ACQUISITION
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS